UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Vertiv Holdings Co

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2020 Annual Report	Vertiv

Letter from Rob Johnson and David M. Cote

To Our Shareholders,

February of 2020 was a historic month for our company, which we now call Vertiv Holdings Co. The business combination of GS Acquisition Holdings Corp and Vertiv Holdings, LLC was completed. And on Monday, February 10 of 2020, Vertiv first appeared on the New York Stock Exchange as a listed company – a publicly traded, global leader and provider of critical digital infrastructure and continuity solutions.

We have a great position in a growing industry, and our future is filled with potential and achievable opportunity.

Vertiv is a company fueled by organic growth and opportunities for value-creating inorganic growth. And while we have made progress in achieving significant margin expansion and healthy cash flow, we have strategic and tactical plans for further action and accelerating improvement – all on the way to earning and sustaining our position as the global partner of choice for customers, investors, employees and other key stakeholders.

We are pleased with our 2020 performance. It was a strong and, in many ways, an exceptional year. Our performance in 2020 confirmed that: 1) Our near- and long-term business plans are sound; 2) Vertiv is a good investment, creating and delivering shareholder value; and 3) We have a clear path to above-market growth.

Importantly, we also learned that the people of Vertiv, around the world, are extraordinary employees who blend talent with experience, focus with perseverance, and commitment with agility, all the while achieving business success even in the most challenging and historic of times.

Our business culture is marked by achievement-oriented people and teams, innovative thinking, and sharp customer focus. All of this is strengthened by the launch of our VOS (Vertiv Operating System), which is sharply focused on continuous improvement. It will serve as a catalyst for customer responsiveness and margin expansion at Vertiv. Additionally, our Customer VUE (Vertiv User Experience) coupled with our VPD (Vertiv Product Development) enables us to gain deeper insights into our customers’ businesses allowing us to be their partner in the development of new product and service offerings. From the first engagement through the entire product life cycle, Vertiv consistently strives to understand customer needs, while providing an exceptional experience.

We reflect on 2020 understanding that it was a year that tested our business model and our ability to serve customers in an ever-changing and quickly growing digital marketplace. The year reminded us of our business and social accountability to make people’s lives better. In the ordinary course of our work, we are proud of the critical digital infrastructure solutions we provide. In the midst of COVID-19, our responsibility and opportunity to do what we do best was even more important and inspiring. Vertiv worked.

Early in the pandemic, Vertiv was deemed an “essential business” responsible for providing products and services people rely on every day. We feel especially honored to be positioned to help people sustain their lives during the pandemic, and we will continue to be at the intersection of business, commerce and society after COVID-19 is overcome. Vertiv is making a difference.

2020 Annual Report	Vertiv

2020: By the Numbers(1)

Vertiv reported full year 2020 net sales of $4.4 billion, a decrease of $61 million, or 1.4%, from the prior year. After adjusting for foreign currency exchange rates, full year organic sales were down only 0.9% despite the unfavorable impacts of COVID on markets around the world.

Orders in 2020 were up 9.7% compared with 2019 as strength continued in cloud, co-location and telecommunications markets. We are especially pleased to report that Vertiv’s backlog continued to be strong, reaching a record $1.85 billion at the end of 2020, increasing approximately $450 million when compared with the end of 2019. Full year net loss of $327 million, operating profit of $214 million and adjusted operating profit of $342 million were impacted by expenses related to the SPAC transaction, restructuring actions, and debt refinancing, all of which strengthened the foundation of our business.

Cash provided by operating activities was $209 million and free cash flow was $163 million, an improvement of $151 million and $171 million, respectively, from 2019, driven by lower interest payments from debt paydown and refinancing, and lower transformation spending. Liquidity of $964 million at year-end improved significantly, increasing $457 million, or 90%, when compared with the end of 2019. Net leverage was reduced to 2.8x, sustaining our commitment to a strong balance sheet.

Looking Ahead

Our achievements, performance and financial results, even in the midst of disruptive COVID-19 challenges, reaffirm our approach to business. The actions we’ve taken since becoming a public company are helping us achieve or surpass your expectations. Our approach to sustained business success is proven.

Earlier, we noted that Vertiv has a great position in a growing industry. The evidence is clear and has never been more so than during the past year. In the midst of social and economic hardship, our products and services enabled people and businesses around the world to engage, communicate and share information. We were there to enable the connection of people, businesses and data. Whether that took the form of B2B interactions, B2C commerce or enabling the connection of doctors and patients or families and loved ones, we were and will continue to be there.

Around the globe, society depends on digital applications. Digital tools have transformed virtually every industry, and online applications power individual productivity, entertainment and communications every moment of every day. Data growth exceeded 20% during the past 10 years, and it’s tough to envision a future when that trend doesn’t continue. The quality of life around the world depends on digital infrastructure that is reliable, efficient and sustainable. And Vertiv employees lead the way – inventing, innovating and engineering the power, cooling and infrastructure solutions found in data centers worldwide.

The Vertiv story is powerful, and it’s written by our employees. We are fortunate. What we do, how we do it and the way we help make the world a better place attracts and helps us retain the most amazing of people. And while we are attentive to what we can and must do, we thrive on solving the complex, and it is our people that are at the center of our future.

Our balance sheet is strong, and improving margins will help us generate strong free cash flow that will thoughtfully be invested in our future. We are and will continue to be a company that is focused on consistent and improving total return to our shareholders. Our business case is robust, and we are pleased when we hear our shareholders say they are proud to be a “share owner” of Vertiv.

2020 Annual Report	Vertiv

Our guiding investment thesis is clear and will remain so: Vertiv will consistently deliver value-creating returns to shareholders and will do so in a responsible way.

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We will remain sharply focused on sustaining and growing a competitive advantage that positions Vertiv as a leader in the end markets we serve. Our size, scale and positioning in power management, thermal management, IT and Edge infrastructure and solutions, and services represent a foundation for success.

•	As a transformative enterprise, we will leverage invention and innovation to fuel customer satisfaction, market leadership, profitable growth and value creation.

•	Our approach to key markets will be consistent with what we do best and resourceful in approach, and when we see an appropriate opportunity for our expanded presence, we will pursue it.

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Our business culture will be a catalyst for achievement, featuring the sector’s best talent, engaged employees, cost awareness and stability, and streamlined decision-making that allows us to be nimble and resourceful.

•	We will invest in technology platforms that are consistent with growing our business in an efficient, effective and customer-centric way across our global footprint.

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While organic growth is essential to Vertiv’s consistent success, we will seek out opportunities for inorganic growth, ensuring that we are prepared to acquire businesses that are an ideal fit within our growth strategy either as a bolt-on or an adjacency, while doing so in a way that is accretive.

At Vertiv, we understand our responsibility to be a good corporate citizen in what we do and what we say. We will establish and sustain meaningful transparency in our reporting and intend to behave in a way that earns the trust and respect of others, while also acting in a way that inspires others to do the same.

We Extend Our Thanks

Vertiv achieved many milestones in 2020. As a unified global organization, we succeeded far more than we struggled. We were nimble and persistent. We stood by our customers with passion and commitment. We pivoted to being a publicly traded company and successfully navigated all that was required. We learned to work with each other in new ways, operating remotely, yet sustaining and building a culture of partnership, respect, transparency and trust.

There are so many people to thank. To our customers, we are grateful for your business partnership. You are our lifeblood, and it is our relationships that motivate us to be better every day. To our shareholders, thank you for joining us during what was a very successful first year as a public company. To our employees around the world, our opportunities for success and growth are plentiful, and we are fortunate that you are part of our “One Vertiv” team. To our Board of Directors, thank you for your insights, your leadership and your collaborative approach to building a business that can endure and prosper.

In closing, we are energized and confident in the future, and we know for certain that Vertiv is better because of you.

Sincerely,

Rob Johnson	David M. Cote
Chief Executive Officer	Executive Chairman

Forward-Looking Statements

This letter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act. These statements are only predictions and actual events or results may differ materially from those in the forward-looking statements set forth herein. Readers are referred to Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K/A and any subsequent Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning Vertiv and its operations. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

[1] This letter contains certain non-GAAP metrics. For reconciliations to the relevant GAAP measures and an explanation of the non-GAAP measures and reasons for their use, please refer to Annex B in the Company’s proxy statement, filed on April 30, 2021.

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